CERTIFICATE OF RESOLUTION

I, Bill Anderson, Secretary of Garb Oil & Power Corporation (the “Corporation” or the “Company”), a Utah corporation, do hereby certify that the following is a true and complete copy of resolution duly adopted by the Board of Directors of the Corporation on October 27, 2009, and that said resolution have not been rescinded, revoked, amended or modified in any respect and remain in full force and effect as of the date hereof:

RESOLVED THAT the number of directors of the Company shall be increased from three to five.

FURTHER RESOLVED THAT John Rossi and Igor Plahuta be appointed as directors of the Company with all of the power and authority as provided by statute and by the Company’s Bylaws and they shall serve as directors until a successor for each has been duly elected or appointed.

In witness whereof, I have executed this document on this __27_ day of October 2009.

s/ Bill Anderson
Bill Anderson, Secretary, Garb Oil & Power Corporation

On this _____ day of October 2009 before me the undersigned officer personally appeared Bill Anderson, known personally to me to be the Secretary of the above- named corporation, and that he as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained and state, by signing his name as such officer.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

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Notary Public